Exhibit 99.3

For Further Information Contact:

Tony Deasey Celsion Corporation 410.290.5390 tony@celsion.com	General Info: Marilynn Meek Financial Relations Board 212-827-3773 mmeek@financialrelationsboard.com Investor Info: Susan Garland 212-827-3775 sgarland@financialrelationsboard.com

BOSTON SCIENTIFIC RELEASES THIRD INSTALLMENT OF LOAN TO CELSION

Boston Scientific agrees to release the third and final, US$4.5 million, installment of US$15 million loan

Columbia, MD – July 31, 2006: CELSION CORPORATION (AMEX:CLN) today announced that, in accordance with the terms of an agreement reached in August 2005 between Celsion and Boston Scientific (NYSE:BSC), Boston Scientific has advanced the third and final installment of a US$15 million loan to Celsion.

Dr. Lawrence Olanoff, Celsion’s Chief Executive Officer, commented, “We are very pleased that Boston Scientific has released the final installment of this loan as it demonstrates their continuing satisfaction with the progress that has been made with Prolieve. We believe that based on current plans, our cash on hand together with income generated from Prolieve sales should be sufficient to fund the current phase of our development programs through 2007.”

ABOUT CELSION: Celsion Corporation, based in Columbia, Maryland, is a biotechnology company dedicated to the development and commercialization of heat activated treatment systems for cancer.

Celsion has research, license or commercialization agreements with leading institutions such as the National Institute of Health, Duke University Medical Center, Massachusetts Institute of Technology, Harbor UCLA Medical Center, Montefiore Medical Center and Memorial Sloan-Kettering Cancer Center in New York City, Roswell Park Cancer Institute in Buffalo, New York, and Duke University. For more information on Celsion, visit our website: www.celsion.com.

Celsion wishes to inform readers that forward-looking statements in this release are made pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Readers are cautioned that such forward-looking statements involve risks and uncertainties including, without limitation, unforeseen changes in the course of research and development activities and in clinical trials by others; possible acquisitions of other technologies, assets or businesses; possible actions by customers, suppliers, competitors, regulatory authorities; and other risks detailed from time to time in the Company’s periodic reports filed with the Securities and Exchange Commission. In addition, Celsion’s receipt of the royalty payments in connection with the sale of Celsion (Canada) depends upon the ability of Celsion (Canada) to develop the APA technology and bring products to market. This involves, among other risks of a new enterprise, financing, regulatory and market acceptance risks.